Exhibit 99.1

July 25, 2016

Franklin Financial Reports Second Quarter 2016 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1.6 million for the second quarter ended June 30, 2016. This represents a 36.9% decrease when compared to second quarter 2015 earnings of $2.5 million and a 42.7% decrease when compared to first quarter 2016 earnings of $2.7 million. Second quarter 2016 earnings were negatively affected by the provision for loan loss expense of $1.88 million compared to $310 thousand during the same quarter of 2015. The increase in the provision expense was due primarily to a $1.94 million charge-off on a participated commercial loan, but also reflected growth in the loan portfolio during the year. With the additional provision expense, the allowance for loan losses remained strong at 1.25% of total loans at June 30, 2016.  Net income for the first six months of 2016 was $4.3 million compared with $5.4 million for the same period in 2015, a decrease of 20.0%. As previously reported, first quarter 2015 earnings were enhanced by two nonrecurring events that increased noninterest income by $899 thousand.

On a per share basis, diluted earnings were $0.36 for the quarter ended June 30, 2016 and $1.00 for the first six months of 2016, compared to $0.58 and $1.26 for the same periods in 2015.

“The Bank’s management team closely monitored the circumstances that brought about this loan charge-off and took the necessary actions based on our ownership of the transaction.” said Timothy G. Henry, President and CEO of F&M Trust. “Despite the adverse impact of the charge-off, we continue to grow commercial loans and lower cost core deposits that are driving the expansion of our net interest margin from 3.60% last year to 3.63% at the end of the second quarter in 2016.”

Total assets at June 30, 2016 were $1.1 billion, a 4.7% increase when compared with total assets of $1.0 billion at December 31, 2015. Net loans increased 5.8% to $816.3 million, which was driven by an increase in commercial loans of $41.5 million, or 7.4%. Total deposits increased 5.1% to $965.6 million, which included growth in noninterest-bearing deposits of 6.9%. Net interest income was $17.0 million, representing an increase of $1.1 million, or 7.3%, when compared to June 30, 2015. The market value of trust assets under management increased 3.4% to $606.3 million.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.